Earnings News

Arotech Reports First Quarter 2019 Results
Ann Arbor, Michigan – May 8, 2019 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for the quarter ended March 31, 2019.
First Quarter 2019 Financial Summary:

Consolidated	Three months ended March 31,
U.S. $ in thousands, except per share data	2019	2018
GAAP Measures
Revenue	$20,779	$27,249
Gross profit	$5,820	$7,711
Net income (loss)	$(1,407)	$596
Diluted net income (loss) per share	$(0.05)	$0.02
Net cash (used in) provided by operating activities	$(2,227)	$2,515
Non-GAAP Measures (reconciliation to GAAP measures appears in the tables below)
Adjusted EBITDA	$52	$2,161
Adjusted earnings (loss) per share	$(0.03)	$0.05

First Quarter 2019 Segment Results:

Training and Simulation Division	Three months ended March 31,
U.S. $ in thousands	2019	2018
Revenue	$13,990	$14,558
Gross profit	$5,379	$5,760
Gross profit %	38.5%	39.6%

Power Systems Division	Three months ended March 31,
U.S. $ in thousands	2019	2018
Revenue	$6,789	$12,691
Gross profit	$440	$1,952
Gross profit %	6.5%	15.4%

First Quarter 2019 Business Highlights:
Training and Simulation Division

•	Adds thirty-seven new employees to staff three bases with maintainers for the Army’s simulator maintenance program (ATMP) under subcontract to Lockheed Martin.

•	Begins fielding phase one capability upgrades to the Army’s Virtual Clearance Training Suites installations under its three phase program.

•	Awarded a new rail simulator subcontract from Bombardier for a Canadian customer.

•	Increases backlog for Air Warfare Systems product line on strong demand for existing U.S. fighter aircraft launch zone software as well as new uses for our high speed weapon models.
Power Systems Division

•	Continues to advance its Lithium Ion 6T battery platform and begins selling test quantities internationally with orders from new customers in Europe and Asia.

•	Receives funding to develop nano-satellite batteries from the Israeli Ministry of Defense.

•	Completes a successful week long Mobile Electric Hybrid Power Sources (MEHPS) demonstration at an Army Technical Support & Operation Analysis (TSOA) event held in March.

“Our first quarter revenues were weaker than anticipated, leading to earnings results that did not meet our expectations. While our long term vision remains in place, the revenue timing uncertainty around the very large opportunities we are pursuing within the Cyber Mission Kitting IDIQ (Indefinite Delivery/Indefinite Quantity) that we won in our U.S. power subsidiary has led us to reduce our outlook for the year,” commented CEO Dean Krutty. “The slow first quarter result is attributable to both of our business units producing lower than planned revenue. The Simulation Division’s Combat Convoy Simulator and VCTS programs progressed more slowly than expected as we finalized design work with our customers. The Power Division did not replace revenue from its terminated Assault Amphibious Vehicle electrical upgrade with the Marine Corps as soon as anticipated, which has left us with excess capacity in our South Carolina manufacturing facility for the near term.”
“Our Simulation Division is now fielding new capabilities to the U.S. Army on our VCTS program and is moving from the design to the production phase on the U.S. Marine Corps’ Combat Convoy Simulator (CCS) program, allowing us to begin assembling the first article and prepare for full production. Also within our simulation division, numerous simulator contract awards in the first quarter for our transit and public safety product lines brought backlog in the commercial vehicle simulator group to a 10 year high.”
“Our Power Division continues to progress in diversifying its product portfolio in the absence of battery sales to traditional customers. Contract backlog in our Israeli power subsidiary has grown steadily for the last six months, which will help drive better performance for that division as the year progresses,” concluded Mr. Krutty.
First Quarter Financial Summary
Revenues for the first quarter of 2019 were $20.8 million, compared to $27.2 million for the corresponding period in 2018, a decrease of (23.7)%. The year-over-year decrease is primarily related to the termination of our Amphibious Assault Vehicle program (“AAV”) by our customer Science Applications International Corporation (“SAIC”) as a result of the United States Marine Corps termination for convenience with SAIC on October 3, 2018. In addition, there was a reduction in the manufacturing of certain batteries in our Israeli operations.
Gross profit for the first quarter of 2019 was $5.8 million, or 28.0% of revenues, compared to $7.7 million, or 28.3% of revenues, for the corresponding period in 2018.
Operating expenses were $6.8 million, or 32.6% of revenues, in the first quarter of 2019, compared to operating expenses of $6.7 million, or 24.4% of revenues, for the corresponding period in 2018.

Operating loss for the first quarter was $(948,000) compared to operating income of $1.1 million in the corresponding period in 2018. The decrease in operating income is due to lower revenues in our Power Systems Division.
Arotech’s net loss for the first quarter of 2019 was $(1.4) million, or $(0.05) per basic and diluted share, compared to net income of $596,000, or $0.02 per basic and diluted share, for the corresponding period in 2018.
Adjusted Earnings per Share (Adjusted EPS) for the first quarter of 2019 was a loss of $(0.03) compared to adjusted earnings of $0.05 for the corresponding period in 2018. The decrease in our net income and quarterly Adjusted EPS is primarily attributable to lower operating income in 2019 driven by lower sales in our Power Systems Division.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the first quarter of 2019 was $52,000, compared to $2.2 million for the corresponding period of 2018. The decrease in Adjusted EBITDA is primarily due to lower operating income in 2019 driven by lower sales in our Power Systems Division.
Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of Arotech’s current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.
Cash Flow Summary
Arotech had net cash used in operating activities of $(2.2) million for the period ending March 31, 2019, compared to cash provided by operating activities of $2.5 million for the corresponding period in 2018. This use of cash is primarily attributable to the funding of certain long term contracts where milestone payments do not apply as well as the termination of the AAV program for which we have not yet received a settlement.
Balance Sheet Metrics

U.S. $ in thousands	For the Period ended March 31,	For the Period ended December 31,
Balance Sheet Metrics	2019	2018
Cash and cash equivalents	$4,754	$4,445
Total debt	$17,945	$14,066
Line of credit availability	$1,716	$8,219
As of March 31, 2019, Arotech had total debt of $17.9 million, consisting of $9.7 million in short-term bank debt under Arotech’s credit facility and $8.2 million in long-term loans. This is in comparison to December 31, 2018, when Arotech had total debt of $14.1 million, consisting of $5.5 million in short-term bank debt under its credit facility and $8.6 million in long-term loans. The increase in debt is related to the funding of certain long term contracts and the terminated AAV program which has not been settled.
The Company had a current ratio (current assets/current liabilities) of 1.8, compared with the December 31, 2018 current ratio of 2.0.
Arotech’s backlog increased by 30.7% over the same period last year and 8.8% over the period ending 2018.

U.S. $ in millions	For the Period Ended,
Backlog	Q1 2019	Q1 2018	Q4 2018
Total	$70.5	$54.0	$64.8

2019 Guidance
Arotech’s 2019 guidance range: We lower guidance to total revenue of $95 million to $105 million; Adjusted EBITDA of $7.0 million to $8.0 million; and Adjusted EPS of $0.14 to $0.18. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.
Conference Call
Arotech will host a conference call tomorrow, Thursday, May 9, 2019 at 9:00 a.m. Eastern time, to review its financial results and business outlook.
To participate, please call one of the following telephone numbers. Please dial in at least 10 minutes before the start of the call:

•	US: 1-844-602-0380

•	International: +1-862-298-0970

The online playback of the conference call will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-481-4010 within the U.S. and +1-919-882-2331 internationally. The telephonic playback will be available beginning at 12:00 p.m. Eastern time on Thursday, May 9, 2019, and continue through 9:00 a.m. Eastern time on Thursday, May 16, 2019. The replay passcode is 47921.
About Arotech Corporation
Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.
Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.
Investor Relations Contact:
Scott Schmidt
Arotech Corporation
1-800-281-0356
Scott.Schmidt@arotechusa.com
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to Arotech’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	For the Period ended March 31,	For the Period ended December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,523,949	$4,222,246
Restricted collateral deposits	229,830	222,712
Trade receivables, net	11,801,182	16,259,809
Contract assets	22,319,968	17,867,896
Other accounts receivable and prepaid expenses	6,548,213	5,989,263
Inventories, net	9,452,464	9,912,748
Total current assets	54,875,606	54,474,674
LONG TERM ASSETS:
Contractual and Israeli statutory severance pay fund	3,637,590	3,427,705
Other long term receivables	541,139	543,205
Property and equipment, net	8,931,136	8,914,247
Right of use asset	6,035,660	—
Other intangible assets, net	4,841,152	4,465,778
Goodwill	46,138,036	46,138,036
Total long term assets	70,124,713	63,488,971
Total assets	$125,000,319	$117,963,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$6,360,287	$6,442,919
Other accounts payable and accrued expenses	4,689,993	6,498,045
Current portion of lease obligation	622,065	—
Current portion of long term debt	2,235,089	2,204,653
Short term bank credit	9,703,764	5,500,416
Contract liabilities	6,750,785	7,054,779
Total current liabilities	30,361,983	27,700,812
LONG TERM LIABILITIES:
Contractual and accrued Israeli statutory severance pay	4,465,209	4,125,675
Long term portion of lease obligations	5,714,132	—
Long term portion of debt	6,006,573	6,360,569
Deferred income tax liability	2,970,978	2,863,098
Other long term liabilities	46,800	137,774
Total long-term liabilities	19,203,692	13,487,116
Total liabilities	49,565,675	41,187,928
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	75,434,644	76,775,717
Total liabilities and stockholders’ equity	$125,000,319	$117,963,645

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Three months ended March 31,
	2019	2018
Revenues	$20,778,639	$27,248,509

Cost of revenues	14,959,111	19,537,081
Research and development expenses	1,074,064	1,036,702
Selling and marketing expenses	2,152,557	1,878,073
General and administrative expenses	3,170,391	3,225,934
Amortization of intangible assets	370,203	514,911
Total operating costs and expenses	21,726,326	26,192,701

Operating income (loss)	(947,687)	1,055,808

Other income (expense), net	(14)	3
Financial expense, net	(298,431)	(213,108)
Total other expense	(298,445)	(213,105)
Income (loss) before income tax expense	(1,246,132)	842,703

Income tax expense	160,881	247,114
Net income (loss)	(1,407,013)	595,589
Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustment	42,892	(24,260)
Comprehensive income (loss)	(1,364,121)	571,329

Basic net income (loss) per share	$(0.05)	$0.02
Diluted net income (loss) per share	$(0.05)	$0.02
Weighted average number of shares used in computing basic net income (loss) per share	26,387,285	26,447,090
Weighted average number of shares used in computing diluted net income (loss) per share	26,387,285	26,447,090

Reconciliation of Non-GAAP Financial Measure – Continuing Operations
To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of the nearest GAAP measure to adjusted EBITDA follows:

	Three months ended March 31,
	2019	2018
Net income (loss) (GAAP measure)	$(1,407,013)	$595,589
Add back:
Financial expense – including interest	298,445	213,105
Income tax (benefit) expense	160,881	247,114
Depreciation and amortization expense	863,320	996,402
Other adjustments*	135,969	108,495
Total adjusted EBITDA	$51,602	$2,160,705

* Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

CALCULATION OF ADJUSTED EARNINGS PER SHARE
(U.S. $ in thousands, except per share data)

	Three months ended March 31,
	2019	2018
Revenue (GAAP measure)	$20,779	$27,249
Net income (loss) (GAAP measure)	$(1,407)	$596
Adjustments:
Amortization	370	515
Stock compensation	136	108
Non-cash taxes	108	227
Other non-recurring expenses	—	—
Net adjustments	$614	$850
Adjusted net income	$(793)	$1,446
Number of diluted shares	26,387	26,447
Adjusted EPS	$(0.03)	$0.05